Exhibit 3.4

FIRST AMENDMENT TO THE

BYLAWS

OF

ACROBAT HOLDINGS, INC.

The bylaws of Acrobat Holdings, Inc., a Delaware corporation (the “Corporation”), adopted as of January 21, 2021 (the “Bylaws”), are hereby amended, pursuant to resolutions duly adopted by the board of directors of the Corporation on the date hereof, by deleting all references to “Acrobat Holdings, Inc.” and replacing all such references with “Alight, Inc.” Except as hereby amended, the Bylaws shall remain the same and in full force and effect.

Adopted: February 2, 2021